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Exhibit 10.1

January 22, 2001

Dinesh Wadhawan

Dear Dinesh:

    This letter confirms the agreement between Vicinity Corporation (the "Company") and you regarding the terms of your separation from the Company effective as of January 31, 2001.

    1.  Separation Benefits.  In consideration for your signing this agreement and the codicil hereto, you will receive the following:

      a)  continued payment of your salary and benefits through January 31, 2001 (with your accrued paid-time off being utilized for the period beginning January 5, 2001 and ending January 31, 2001);

      b)  a lump sum payment of $100,000 (less applicable withholding) on January 31, 2001 representing six months salary; and

      c)  acceleration of 28,125 shares of common stock issued pursuant to the stock option grant dated April 20, 1999 under the Company's 1996 Employee Stock Option Plan effective as of the date of this agreement.

In addition, the Company will continue your existing medical, dental and vision benefits or make COBRA payments on your behalf for a period of up to six months following January 31, 2001.

    2.  Termination of Offer Letter and Option Agreements.  You and the Company agree that effective immediately following the acceleration of shares described in paragraph 1(c) above, (i) other than as relates to calculation of commission payments due to you, the terms of the offer letter dated March 5, 1999 and (ii) your rights to vest into or to exercise options under the option agreements entered into between you and the Company under the Company's 1996 Employee Stock Option Plan and 2000 Equity Participation Plan, shall each immediately and without any other action be terminated.

    3.  Third Amended and Restated Loan Agreement.  You and the Company shall enter into a Third Amended and Restated Loan Agreement which will supercede the Second Amended and Restated Loan Agreement entered into between you and the Company on October 16, 2000.

    4.  Return of Company Property.  You have returned, or will return prior to January 31, 2001, all Company property in your possession.

    5.  Maintaining Confidential Information.  You will continue to abide by the terms of the Confidential Information and Invention Assignment Agreement that you executed when hired by the Company and you will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests.

    6.  Cooperation With the Company.  You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

    7.  Release of the Company.  You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

      a)  On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the "Releasees" hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, insurers, and employee benefit plans in which you are or have been a participant by virtue of your employment with the Company and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation of your employment, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

      b)  YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

  BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

      c)  In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

    i)
    You have the right to consult with an attorney before signing this agreement;

    ii)
    You have twenty-one (21) days from January 22, 2001 to consider the terms of this agreement;

    iii)
    You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective, and you will not receive any of the separation benefits, until that revocation period has expired.

    8.  Release of Dinesh Wadhawan.  On behalf of itself and each of its divisions, predecessors, successors or assigns, the Company hereby releases you of and from any and all Claims, which it now has or may hereafter have against you by reason of any action taken by you in performance of your duties as an employee or on behalf of the Company which are known or should reasonably be known by the Board of Directors of the Company as of the date hereof.

    9.  Severability.  The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

    10.  Voluntary and Knowing Agreement.  You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into said agreement.

    11.  Entire Agreement; Amendment.  This agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

    If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to a member of the Human Resources Department.

                      Respectfully,

                      /s/ EMERICK M. WOODS

                      Emerick M. Woods
                      President and Chief Executive Officer

Accepted and agreed to on
January 22, 2001.

/s/ DINESH WADHAWAN

Dinesh Wadhawan

CODICIL TO SEPARATION AGREEMENT

January 31, 2001

    The undersigned parties to that certain Separation Agreement dated January 22, 2001 to which this Codicil forms a part, hereby agree to extend the releases set forth in Section 7 and Section 8 thereof to cover the period of employment following the date of such agreement and ending the date hereof.

VICINITY CORPORATION
	By:	/s/ EMERICK M. WOODS

	Name:	Emerick M. Woods
	Title:	President and Chief Executive Officer
/s/ DINESH WADHAWAN

Dinesh Wadhawan

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Exhibit 10.1